Exhibit (d)(6)

LIMITED GUARANTY

This LIMITED GUARANTY dated as of March 6, 2025 (this “Limited Guaranty”) is entered into by Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership (“SP III”), and Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership (“SP III-A”) (each of SP III and SP III-A, a “Guarantor” and, together, the “Guarantors”), in favor of Walgreens Boots Alliance, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) dated as of the date hereof among Blazing Star Parent, LLC, a newly formed Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), the other Parent Entities (as defined in the Transaction Agreement) that become party thereto in accordance with the terms thereof and the terms of the Equity Commitment Letter (collectively with Parent and Merger Sub, the “Parent Entities”), and the Guaranteed Party pursuant to which, among other things, Merger Sub will be merged with and into the Guaranteed Party (the “Transaction”), the Guarantors, intending to be legally bound, hereby expressly, absolutely, irrevocably and unconditionally guarantee (as a primary obligor and not merely as surety) to the Guaranteed Party the due and punctual performance and discharge of the payment obligations of the Parent Entities to the Guaranteed Party under (a) Section 8.3(c) of the Transaction Agreement, if, as and when those obligations become payable under the Transaction Agreement (the “Parent Termination Fee Obligations”) and (b) Sections 6.11(c), 6.15, 6.16, 6.17, 6.18 and 8.3(e) of the Transaction Agreement, if, as and when those obligations become payable under the Transaction Agreement (collectively, the “Expense Obligations” and, together with the Parent Termination Fee Obligations, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guaranty, (i) the liability of the Guarantors under this Limited Guaranty is several and not joint and in no event shall any Guarantor’s aggregate liability under this Limited Guaranty exceed (1) with respect to the Parent Termination Fee Obligations, for each Guarantor, such Guarantor’s Pro Rata Percentage (as defined below) of the amount of the Parent Termination Fee and (2) with respect to the Expense Obligations, for each Guarantor, such Guarantor’s Pro Rata Percentage of (A) the lesser of (x) $30,000,000 and (y) the aggregate amount of the Expense Obligations minus (B) the amount of any Expense Obligations actually previously paid by or on behalf of any Parent Entity to the Guaranteed Party (or any designee(s) as set forth in an executed writing by the Guaranteed Party) (such limitations on the liability each Guarantor may have for the Guaranteed Obligations as described in the immediately preceding clauses (1) and (2) being herein referred to as each such Guarantor’s “Cap”) and (ii) this Limited Guaranty may not be enforced against any Guarantor without giving effect to its applicable Cap (and to the provisions of Sections 5 and 6 hereof). “Pro Rata Percentage” means, with respect to each Guarantor, the percentage set forth opposite such Guarantor’s name in the column labeled “Pro Rata Percentage” on Schedule I hereto. This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Subject to Section 3(d), each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. This Limited Guaranty is a primary and original obligation of the Guarantors and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against any Parent Entity first before proceeding against the Guarantors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

If the Parent Entities fail to discharge any Guaranteed Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of such payment obligations or operated as a discharge thereof), then each Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party its Pro Rata Percentage of the Guaranteed Obligations (up to each Guarantor’s applicable Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as each Parent Entity has failed to discharge the Guaranteed Obligations in accordance with their terms, take any and all actions available hereunder to enforce each Guarantor’s obligation hereunder and collect the Guarantors’ liabilities hereunder in respect of such Guaranteed Obligations, subject to each Guarantor’s applicable Cap and the other limitations expressly set forth herein.

In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Guaranteed Obligations (subject to each such Guarantor’s applicable Cap), regardless of whether any such action is brought against any Parent Entities or whether any Parent Entities are joined in any such action or actions.

2. NATURE OF GUARANTEE. Each Guarantor’s liability hereunder is, subject to the terms and conditions hereof, absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Transaction Agreement that may be agreed to by the Parent Entities. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any Parent Entity becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to a Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder as if such payment had not been made (other than in the circumstances described in Section 5). This Limited Guaranty is a guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with the Parent Entities (or any other Guarantor) for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Subject to the other terms and conditions set forth herein, each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and each Guarantor irrevocably waives any such defense (subject to Section 3(d) and the other terms and conditions set forth herein) based on or arising out of:

(i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against any Parent Entity or such Guarantor;

(ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of (A) the terms or provisions of the Transaction Agreement made in accordance with the terms thereof or (B) any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(iii) any change in the legal existence, structure or ownership of any Parent Entity or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement;

(iv) any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting any Parent Entity or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement;

(v) the adequacy (or lack thereof) of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations;

(vi) the existence of any claim, set-off or other right which such Guarantor may have at any time against any of the Parent Entities, the Guaranteed Party or any of their respective Affiliates (or the existence of any claim, set-off or other right that any of the Parent Entities, the Guaranteed Party or any of their respective Affiliates may have at any time against any Guarantor), whether in connection with such Guarantor’s Obligation or otherwise;

(vii) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement (including any other Guarantor); or

(viii) any discharge of a Guarantor as a matter of applicable law or equity (other than a discharge of a Guarantor with respect to the Guaranteed Obligations as a result of indefeasible payment in full of the Guaranteed Obligations in accordance with the terms hereof or as a result of defenses to the payment of the Guaranteed Obligations that would be available to any of the Parent Entities under the Transaction Agreement, but excluding defenses arising from bankruptcy or insolvency of any Parent Entity and any other defenses waived in this Limited Guarantee).

(b) To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any

Guaranteed Obligations incurred and all other notices of any kind (other than notices to the Parent Entities pursuant to the Transaction Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of any Parent Entity or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

(c) Each Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against the Parent Entities that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any Parent Entity, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Parent Entity, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and such Guarantor shall not exercise any such rights unless and until all amounts payable by such Guarantor under this Limited Guaranty (which shall be subject to such Guarantor’s applicable Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by such Guarantor under this Limited Guaranty (which shall be subject to the applicable Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Limited Guaranty.

(d) Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise (including the other provisions of this Section 3), the Guaranteed Party hereby agrees that each Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to such Guarantor’s applicable Cap) that would be available to any of the Parent Entities under the Transaction Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or any of its Affiliates.

4. REPRESENTATIONS AND WARRANTIES.

Each Guarantor, severally and not jointly, hereby represents and warrants that:

(a) It is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) it has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guaranty and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s partnership agreement or other organizational documents or any law, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(d) assuming due authorization, execution and delivery of this Limited Guaranty by the Guaranteed Party, this Limited Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e) such Guarantor has, and will continue to have for so long as this Limited Guaranty is in effect, the financial capacity to pay and perform its obligations under this Limited Guaranty, and all available funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 5 hereof.

5. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 5, this Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, this Limited Guaranty shall automatically and immediately terminate and the Guarantors shall have no further obligations under or in connection with this Limited Guaranty as of the earliest of: (a) the consummation of the Closing; (b) subject to the applicable Cap, the indefeasible payment in full by the applicable Guarantor to the Guaranteed Party of all of the applicable Guarantor’s Guaranteed Obligations; (c) termination of the Transaction Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable; and (d) 60 days following the termination of the Transaction Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Parent Termination Fee in accordance with the terms of the Transaction Agreement, unless the Guaranteed Party or any of its successors or assigns (or any agents acting on their behalf) shall have commenced litigation against the Guarantors under and pursuant to this Limited Guaranty or the Guaranteed Party or any of its successors or assigns (or any agents acting on their behalf) shall have commenced litigation in accordance with the Transaction Agreement against any Parent Entity alleging that the Guarantors or any Parent Entity (as applicable) are liable for any portion of the Guaranteed Obligations, in each case, prior to the expiration of such 60-day period, in which case this Limited Guaranty shall not terminate and shall survive until and terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms hereof; provided that Sections 5 through 13 hereof shall survive any termination hereof. Notwithstanding the foregoing, in the event that the

Guaranteed Party or any of its Affiliates or any of its or their respective directors, managers, general partners or officers, duly authorized to act on Guaranteed Party’s or its Affiliates’ behalf, asserts (A) that the provisions of Section 1 hereof limiting each Guarantor’s liability to its applicable Cap or the provisions of this Section 5 or Section 6 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts that any Guarantor is liable in respect of Guaranteed Obligations in excess of its applicable Cap, (B) that the provisions of the equity commitment letter by and between the Guarantors and Sycamore Partners Wing Co-Invest, L.P., a Delaware limited partnership (collectively, the “ECL Parties”) and the Parent Entities party thereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Equity Commitment Letter”) limiting the ECL Parties’ liability or any other provisions of the Equity Commitment Letter are illegal, invalid or unenforceable in whole or in part or assets that any ECL Party is liable thereunder in excess of its Commitment (as defined in the Equity Commitment Letter) or (C) formally in writing any theory of liability against any Non-Recourse Party (as defined in Section 6 hereof) with respect to this Limited Guaranty, the Equity Commitment Letter, the Transaction Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty, the Equity Commitment Letter, the Transaction Agreement or the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 6 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 6, then: (i) the obligations of the Guarantors under or in connection with this Limited Guaranty shall terminate ab initio and be null and void; (ii) if any Guarantor has previously made any payments under or in connection with this Limited Guaranty, such Guarantor shall be entitled to recover and retain such payments; and (iii) neither the Guarantors nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guaranty, the Equity Commitment Letter, the Transaction Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty, the Equity Commitment Letter, the Transaction Agreement or the transactions contemplated hereby or thereby (other than the Parent Entities under the Transaction Agreement). Upon the request of any Guarantor after any valid termination of this Limited Guaranty pursuant to the provisions of this Section 5, the Guaranteed Party shall provide such Guarantor with written confirmation of such termination.

6. NO RECOURSE; RELEASE. The Guaranteed Party acknowledges the separate legal existence of Parent and, when such entities come into existence, the other Parent Entities. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and, when such entities come into existence, the other Parent Entities may be cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to the Parent Entities unless and until the Initial Closing occurs under the Transaction Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guaranty, the Transaction Agreement, the Equity Commitment Letter, the Confidentiality Agreement or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Documents”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Documents or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guaranty, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any Company Related Party, and notwithstanding the fact that the Guarantors are limited partnerships, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and the Company Related Parties, that:

(a) no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) the Parent Entities’ and Merger Sub’s obligations under and pursuant to the terms of the Transaction Agreement, (ii) each Guarantor’s (several and not joint) obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guaranty (subject to the applicable Cap of such Guarantor) and to otherwise comply with the terms of this Limited Guaranty, (iii) the Parent Entities’ obligations to cause the equity financing to be funded in accordance with the terms of the Equity Commitment Letter and the Transaction Agreement when and if the conditions thereto have been satisfied, (iv) each ECL Party’s obligation to specifically perform its obligation to make an equity contribution to the applicable Parent Entities pursuant to the Equity Commitment Letter in accordance with the terms of such letter when and if the conditions thereto have been satisfied, (v) each ECL Party’s obligation to specifically perform its obligations under the Equity Commitment Letter in accordance with the terms of such letter and the Transaction Agreement and (vi) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreement (the claims described in the immediately preceding clauses (i) through (vi) against the Persons specified in the applicable clause or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through any Parent Entity or any other Person interested in the transactions contemplated by any Transaction Document or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any Company Related Party, any Parent Entity or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except, in each case, for the Retained Claims against the relevant Person(s) for such Retained Claim as described in Section 6(a) hereof; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of any Guarantor under this Limited Guaranty or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any course of conduct, any course of dealing, or any oral representations, warranties, agreements or statements made or alleged to have been made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit, waive, abridge or otherwise modify in any respect any remedies available under the Retained Claims against the relevant Person(s) for such Retained Claim as described in Section 6(a) hereof; and

(c) neither the Guaranteed Party nor any Company Related Party has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guaranty and (ii) the Parent Entities in the Transaction Documents.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, the Company Related Parties and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (and a particular Retained Claim may only be brought by the relevant person entitled to benefit from such Retained Claim in accordance with Section 6 hereof). To the fullest extent permitted by law, the Guaranteed Party, on behalf of itself and the Company Related Parties, hereby releases, remises and forever discharges all claims (other than the Retained Claims against the relevant Person(s) for such Retained Claim as described in Section 6(a) hereof) that the Guaranteed Party or any Company Related Party has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims against the relevant Person(s) for such Retained Claim as described in Section 6(a) hereof, it shall not, and it shall cause the Company Related Parties not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party.

For the purposes of this Limited Guaranty, pursuit of a claim against a Person by the Guaranteed Party or any of its Affiliates or any of its or their respective directors, managers, general partners or officers, or any Person claiming by, through or for the benefit of any of the foregoing, shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise formally asserts in writing a legal claim of any nature against such second Person.

As used herein, the term “Non-Recourse Parties” means each of the Guarantors and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the Guarantors (including the Parent Entities) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing.

7. NO ASSIGNMENT. None of the parties hereto may assign or delegate its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by a Guarantor) or each Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that any Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to the applicable Parent Entities under the Equity Commitment Letter; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder.

8. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by e-mail:

if to any Guarantor, to:

c/o Sycamore Partners III GP, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: [***]

Email: [***]

if to the Guaranteed Party, as provided in the Transaction Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid or (c) upon transmission if sent by e-mail on a Business Day prior to 5:00 p.m. Eastern Time (and otherwise on the next Business Day).

9. GOVERNING LAW; JURISDICTION.

(a) This Limited Guaranty and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Limited Guaranty, any of the transactions contemplated by this Limited Guaranty, or any of the acts or omissions of any Parent Entity, a Guarantor or the Guaranteed Party in the negotiation, administration, performance or enforcement hereof or thereof shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Limited Guaranty, any of the transactions contemplated by this Limited Guaranty, or any of the acts or omissions of the Parent Entities, a Guarantor or the Guaranteed Party in the negotiation, administration, performance or enforcement hereof or thereof, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Limited Guaranty, any of the transactions contemplated by this Limited Guaranty, or any of the acts or omissions of the Parent Entities, a Guarantor or the Guaranteed Party in the negotiation, administration, performance or enforcement hereof or thereof in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein, except that as a material aspect of this Limited Guaranty the parties intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

12. CONFIDENTIALITY. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Transaction Documents. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Guarantors in each instance; provided that no such written consent is required for any disclosure of the existence of this Limited Guaranty (a) to the extent required by applicable law (provided that, to the extent permitted by applicable law, the Guaranteed Party will provide each Fund an opportunity to review such required disclosure in advance of such public disclosure being made), (b) to the Guaranteed Party’s Representatives who need to know of the existence or terms of this Limited Guaranty and (c) in connection with the enforcement by the Guaranteed Party of its rights hereunder or under the Transaction Agreement or the Equity Commitment Letter; provided further that, for the avoidance of doubt, the existence and terms and conditions of this Limited Guaranty may be disclosed by the Guaranteed Party to the extent required by the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Transaction Agreement (provided, that in the case of any disclosure made in connection with any such filing, the Guaranteed Party will provide each Guarantor an opportunity to review such required disclosure in advance of such public disclosure being made).

13. MISCELLANEOUS.

(a) This Limited Guaranty, the Equity Commitment Letter, the Transaction Agreement, the Voting Agreement, the Reinvestment Agreement, the Confidentiality Agreement and any agreement or instrument delivered or contemplated thereby constitute the entire agreement with respect to the subject matter hereof and thereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the parties hereto with respect thereto.

(b) No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and each of the Guarantors in writing. No waiver by any party of any provision of this Limited Guaranty or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

(c) Any term or provision of this Limited Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by each Guarantor to such Guarantor’s applicable Cap provided in Section 1 hereof and to the provisions of Sections 5 and 6 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms. Each of the Guarantors covenants and agrees that it shall not assert, and shall cause its Affiliates and representatives not to assert, that this Limited Guarantee, any part hereof or the payment obligations pursuant to the terms, and subject to the limitations, herein, in and of itself, diminishes or otherwise impairs any Guaranteed Party’s rights to specific performance pursuant to, and subject to the terms and conditions of, Section 10.10 of the Transaction Agreement.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Limited Guaranty as an entirety and not solely to the particular portion of this Limited Guaranty in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (iv) the word “including” or any variation thereof shall mean “including, without limitation”.

(e) All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

(f) This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

SYCAMORE PARTNERS III, L.P.

By: Sycamore Partners III GP, L.P., its general partner

By: Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name: Stefan L. Kaluzny
Title: Director

SYCAMORE PARTNERS III-A, L.P.

By: Sycamore Partners III GP, L.P., its general partner

By: Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name: Stefan L. Kaluzny
Title: Director

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

WALGREEN BOOTS ALLIANCE, INC.

By:	/s/ Tim Wentworth
Name: Tim Wentworth
Title: Chief Executive Officer

[Signature Page to Limited Guaranty]

Schedule 1

Guarantor	Pro Rata Percentage
Sycamore Partners III, L.P.	63.684%
Sycamore Partners III-A, L.P.	36.316%

Total	100.000%